CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, LLC 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS
~ Reports Significant Reductions in Inventory and Related Debt Levels ~

CLEARWATER, FL, November 5, 2009 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2009.

Fiscal Fourth Quarter Results

Revenue was $207.2 million for the quarter ended September 30, 2009, an increase of 25% compared with $165.6 million for the comparable quarter last year. Same-store sales increased approximately 41% compared with a 45% decline in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $15.4 million. The net loss for the fourth quarter of fiscal 2009 was $33.0 million, or $1.72 per share, compared with a net loss of $11.1 million, or $0.60 per share, for the comparable quarter last year.

Included in the fourth quarter fiscal 2009 net loss was approximately $2.8 million, or $0.15 per share, associated with store closing costs, as well as $6.6 million, or $0.34 per share, for incurred losses and increases in inventory reserves for brands the Company no longer carries. The Company was unable to record a meaningful tax benefit during the quarter because of loss carry back limitations. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $0.59 per share. Included in the fourth quarter fiscal 2008 net loss was approximately $1.6 million, or $0.09 per share, of costs associated with store closing costs.

At September 30, 2009, inventory declined 56%, or $262.7 million, to $205.9 million compared to $468.6 million as of September 30, 2008. Short-term borrowings declined 62%, or $230.0 million, to $142.0 million compared to $372.0 million as of September 30, 2008.

During the quarter, the Company’s aggressive inventory reduction strategy drove the substantial increase in same-store sales as well as the decline in the Company’s gross profit margins, which contributed to the reported loss. Also as planned, the Company closed an additional 11 stores during the September quarter, bringing the total store closures to 26 during fiscal 2009. These planned store closures were a key component in the Company’s efforts to better match its fixed costs with the decline in business caused by the soft economic conditions.

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Fiscal Year 2009 Results

Revenue was $588.6 million for the fiscal year ended September 30, 2009 compared with $885.4 million for fiscal year 2008. Same-store sales declined approximately 29% compared with a 28% decline for the previous fiscal year. The net loss for the fiscal year ended September 30, 2009 was $76.8 million, or $4.11 per share, compared with a net loss of $134.3 million, or $7.30 per share, for fiscal 2008.

The Company’s results for fiscal year ended September 30, 2009 included $6.2 million, or $0.33 per share, of costs associated with store closings, as well as $12.6 million, or $0.67 per share, for incurred losses and increases in inventory reserves for brands the Company no longer represents. The tax benefit for the fiscal year was also reduced by loss carry back limitations, as noted above. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $1.37 per share.

The Company’s results for the fiscal year ended September 30, 2008 included a non-cash charge of $122.1 million before tax, or approximately $6.28 per share, related to the impairment of goodwill and intangibles as well as a valuation allowance related to deferred tax assets. Excluding the non-cash impairment charge, the net loss was $18.8 million, or $1.02 per share, for the fiscal year ended September 30, 2008, using the Company’s historical tax rate of approximately 40%. The loss per share also included $0.09 of store closing costs and $0.08 per share arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities, a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps, and a gain related to changes in the Company’s benefit plans.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “Our planned strategy to reduce our inventory levels and strengthen our competitive position was very successful during the fourth quarter. We reported our largest sequential inventory reduction to date, dropping significantly from the June quarter and over $262 million from last year end. Our aggressive pricing strategy successfully reduced inventory levels and produced substantial cash flows from operations, resulting in an increase in same-store sales for the first time in over two years. We believe our September quarter same-store sales growth well outpaced our industry, yielding market share gains. While our aggressive pricing strategy helped to drive sales, we were encouraged to see how well our existing and new customers responded in this economic environment.”

Mr. McGill, continued, “Our inventory and cost reduction strategy allowed us to generate over $200 million of cash flows from operations during fiscal 2009 and significantly reduce our outstanding borrowings, further strengthening our financial position. Our key balance sheet ratios improved significantly year-over year. We believe that the actions we have taken to lower our expense structure, streamline our store footprint, and reduce our inventory levels positions us to achieve improved operating margins and take advantage of growth opportunities in the future. We are encouraged to see so many families seeking the MarineMax lifestyle of boating and the strength of their passion for this great recreation.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 55 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company’s ability to achieve improved operating margins and take advantage of growth opportunities in the future, expectations regarding declines in inventory and related reduced borrowings, the Company’s assessment of market conditions and its effect on the boating industry, the business opportunities available to the Company, the Company’s industry and market share position, the success of operating cost reductions, the ability to service customers at desired levels of customer service, and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended			Fiscal Year Ended
September 30,			September 30,
	2009	2008	2009	2008
Revenue	$207,239	$165,600	$588,585	$885,407
Cost of sales	194,612	123,806	499,925	679,164

Gross profit	12,627	41,794	88,660	206,243
Selling, general, and
administrative expenses	45,801	56,414	159,998	217,426
Goodwill and intangible asset
impairment charge	—	—	—	122,091

Loss from operations	(33,174)	(14,620)	(71,338)	(133,274)
Interest expense	2,848	3,566	14,064	20,164

Loss before income tax benefit	(36,022)	(18,186)	(85,402)	(153,438)
Income tax benefit	(3,039)	(7,093)	(8,630)	(19,161)

Net loss	$(32,983)	$(11,093)	$(76,772)	$(134,277)

Basic net loss per common share	$(1.72)	$(0.60)	$(4.11)	$(7.30)

Diluted net loss per common share	$(1.72)	$(0.60)	$(4.11)	$(7.30)

Weighted average number of
common shares used in
computing net loss per
common share:
Basic and Diluted	19,148,498	18,421,629	18,685,423	18,391,488

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,508	$30,264
Accounts receivable, net	45,480	35,675
Inventories, net	205,934	468,629
Prepaid expenses and other current assets	12,314	7,949
Deferred tax assets	—	307

Total current assets	289,236	542,824
Property and equipment, net	102,316	113,869
Other long-term assets	2,092	3,424
Deferred tax asset	—	1,206

Total assets	$393,644	$661,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,847	$4,481
Customer deposits	4,882	6,505
Accrued expenses	29,328	25,380
Short-term borrowings	142,000	372,000

Total current liabilities	192,057	408,366
Other long-term liabilities	3,831	4,374

Total liabilities	195,888	412,740
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2008 and 2007	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 21,705,870 and 18,424,487 shares issued and outstanding, net of shares held in treasury, at September 30, 2009 and 2008, respectively	22	19
Additional paid-in capital	204,772	178,830
Retained earnings	8,772	85,544

Treasury stock, at cost, 790,900 shares held at September 30, 2009 and 2008	(15,810)	(15,810)

Total stockholders’ equity	197,756	248,583

Total liabilities and stockholders’ equity	$393,644	$661,323

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Fiscal Year ended
	September 30,		September 30,
	2009	2008	2009	2008
GAAP net income (loss) as reported	$(32,983)	$(11,093)	$(76,772)	$(134,277)
Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	—	—	(115,469)

Non-GAAP proforma net income (loss)	$(32,983)	$(11,093)	$(76,772)	$(18,808)

GAAP diluted net income (loss) per common share	$(1.72)	$(0.60)	$(4.11)	$(7.30)

Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	—	—	(6.28)

Non-GAAP proforma diluted net income (loss) per common share	$(1.72)	$(0.60)	$(4.11)	$(1.02)

Common shares used in the calculations of diluted earnings per common share	19,148,498	18,421,629	18,685,423	18,391,488

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